Exhibit 21.1

Subsidiaries of Zoe's Kitchen, Inc.
Exact Name of Subsidiaries of Registrant as Specified in their Charter	State of Other Jurisdiction of Incorporation or Organization
Soho Franchising, LLC	Delaware
ZK Kansas Beverage, LLC	Kansas
ZK Texas Beverages, LLC	Texas
ZK Texas Holdings, LLC	Texas
ZK Texas Management, LLC	Texas
Zoe’s Annapolis, LLC	Delaware
Zoe’s Arizona, LLC	Delaware
Zoe's Arkansas, LLC	Delaware
Zoe’s Colorado, LLC	Delaware
Zoe’s Florida, LLC	Delaware
Zoe's Howard County, LLC	Delaware
Zoe's Kansas, LLC	Delaware
Zoe’s Kitchen Holding Company, LLC	Delaware
Zoe’s Kitchen USA, LLC	Delaware
Zoe’s Louisiana, LLC	Delaware
Zoe’s Maryland, LLC	Delaware
Zoe's Missouri, LLC	Delaware
Zoe’s New Jersey, LLC	Delaware
Zoe’s North Carolina, LLC	Delaware
Zoe’s Oklahoma, LLC	Delaware
Zoe’s Pennsylvania, LLC	Delaware
Zoe’s Restaurants Nashville, LLC	Delaware
Zoe’s Restaurants, L.L.C.	Alabama
Zoe’s South Carolina, LLC	Delaware
Zoe’s Texas, LLC	Delaware
Zoe’s Virginia, LLC	Delaware